Exhibit 10.7

BETTER CHOICE COMPANY, INC.
2019 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE AND
STOCK OPTION AGREEMENT

Better Choice Company, Inc., a Delaware corporation (the “Company”), pursuant to its 2019 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Holder”) an option to purchase the number of Shares set forth below (the “Option”).  The Option is subject to the terms and conditions set forth in this Stock Option Grant Notice (the “Grant Notice”), the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Holder:	[ • ]
Grant Date:	[ • ]
Exercise Price Per Share:	$[ • ]
Total Number of Shares Subject to Option:	[ • ]
Expiration Date:	[ • ]
Type of Option:	☐ Incentive Stock Option ☒ Non-Qualified Stock Option
Vesting Schedule:
Subject to Holder’s continued status as an Employee, Director or Consultant through each vesting date, the Option shall vest and become exercisable as to [25% of the Shares subject thereto on the first anniversary of the Grant Date and as to 1/36th of the Shares subject thereto on each monthly anniversary thereafter (rounded down to the next whole number of Shares), such that the Option shall be fully vested and exercisable on the third anniversary of the Grant Date].[1]

By Holder’s signature below, Holder agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice.  Holder has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement and the Plan.  Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice or the Agreement.

BETTER CHOICE COMPANY, INC.		HOLDER

By:		By:
Print Name:	Damian Dalla-Longa	Print Name:	[NAME]
Title:	Chief Executive Officer

1 NTD: Revise vesting schedule as appropriate.

EXHIBIT A
TO STOCK OPTION GRANT NOTICE

STOCK OPTION AGREEMENT

Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Holder an Option under the Plan to purchase the number of Shares set forth in the Grant Notice.

ARTICLE I.
GENERAL

Section 1.1           Defined Terms.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement,

(a)         “Cause” shall mean a Company Group Member having “Cause” to terminate Holder’s employment, as defined in any relevant employment or similar agreement or offer letter between Holder and a Company Group Member; provided that, in the absence of an employment agreement or offer letter containing such a definition, “Cause” shall mean shall mean (i) Holder is convicted of, or pleads guilty or nolo contendere to, a felony related to the business of a Company Group Member; (ii) Holder, in carrying out Holder’s duties, has acted with gross negligence or intentional misconduct which results in material harm to a Company Group Member; (iii) Holder misappropriates funds of a Company Group Member or otherwise defrauds a Company Group Member involving a material amount of money or property; (iv) Holder breaches Holder’s fiduciary duty to a Company Group Member, resulting in material profit to Holder personally, directly or indirectly; (v) Holder materially breaches any agreement with a Company Group Member and fails to cure such breach within 30 days of receipt of notice; (vi) Holder breaches any restrictive covenant in any agreement between Holder and a Company Group Member; (vii) Holder becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining Holder from violating any securities law administered or regulated by the Securities and Exchange Commission; (viii) Holder becomes subject to a cease and desist order or other order issued by the Securities and Exchange Commission after an opportunity for a hearing; (ix) Holder refuses to carry out a resolution adopted by the board of directors of a Company Group Member; or (x) Holder abuses alcohol or drugs in a manner that interferes with the successful performance of Holder’s Duties.

(b)          “Cessation Date” shall mean the date of Holder’s Termination of Service (regardless of the reason for such termination).

(c)          “Company Group” shall mean the Company and its Subsidiaries.

(d)          “Company Group Member” shall mean each member of the Company Group.

(e)         “Disability” shall have the meaning ascribed to such term in any relevant employment or similar agreement or offer letter between Holder and a Company Group Member; provided that, in the absence of such agreement containing such definition, “Disability” shall mean (i) Holder is unable to substantially engage in Holder’s duties by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) Holder is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of a Company Group Member; or (iii) Holder is determined to be totally disabled by the Social Security Administration.

(f)          [“Good Reason” shall have the meaning ascribed to such term in any relevant employment or similar agreement or offer letter between Holder and a Company Group Member.]2

Section 1.2          Incorporation of Terms of Plan.  The Option is subject to the terms and conditions set forth in this Agreement and the Plan, each of which is incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.
GRANT OF OPTION

Section 2.1          Grant of Option.  In consideration of Holder’s past and/or continued employment with or service to any Company Group Member and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Holder the Option to purchase any part or all of an aggregate number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Section 12.2 of the Plan.

Section 2.2           Exercise Price.  The exercise price per Share of the Shares subject to the Option (the “Exercise Price”) shall be as set forth in the Grant Notice.

Section 2.3           Consideration to the Company.  In consideration of the grant of the Option by the Company, Holder agrees to render faithful and efficient services to any Company Group Member.

ARTICLE III.
PERIOD OF EXERCISABILITY

Section 3.1           Commencement of Exercisability.

(a)          Subject to Holder’s continued employment with or service to a Company Group Member on each applicable vesting date and subject to Sections 3.2, 3.3, 6.9 and 6.14 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice. Notwithstanding the foregoing, the Option shall not vest or be exercisable unless and until the stockholders of the Company approve the Plan in accordance with Section 12.3 of the Plan.

(b)         Notwithstanding the Grant Notice or the provisions of Section 3.1(a) and (c), in the event of Holder’s Termination of Service by a Company Group Member without Cause [or by the Holder for Good Reason] during the two-year period immediately following a Change in Control, the Option shall become vested and exercisable in full upon the Cessation Date.

(c)         Subject to Section 3.1(b)  and unless otherwise determined by the Administrator or as set forth in a written agreement between Holder and the Company, any portion of the Option that has not become vested and exercisable on or prior to the Cessation Date (including, without limitation, pursuant to any employment or similar agreement by and between Holder and the Company) shall be forfeited on the Cessation Date and shall not thereafter become vested or exercisable.

Section 3.2          Duration of Exercisability.  The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative.  Each such installment that becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof. Once the Option becomes unexercisable, it shall be forfeited immediately.

2 NTD: Only include for those employees with employment agreements.

Section 3.3           Expiration of Option.  The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)          The expiration date set forth in the Grant Notice; provided that such expiration date shall not be later than the tenth (10th) anniversary of the Grant Date;

(b)          Except as the Administrator may otherwise approve, the ninetieth (90th) day following the Cessation Date by reason of Holder’s Termination of Service for any reason other than due to death,  Disability or by a Company Group Member for Cause;

(c)          Except as the Administrator may otherwise approve, immediately upon the Cessation Date by reason of Holder’s Termination of Service by a Company Group Member for Cause; and

(d)          The expiration of twelve (12) months from the Cessation Date by reason of Holder’s Termination of Service due to death or Disability.

Section 3.4           Tax Withholding.  Notwithstanding any other provision of this Agreement:

(a)          The Company Group has the authority to deduct or withhold, or require Holder to remit to the applicable Company Group Member, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by Applicable Law to be withheld with respect to any taxable event arising pursuant to this Agreement.  The Company Group may withhold or Holder may make such payment in one or more of the forms specified below:

(i)          by cash or check made payable to the Company Group Member with respect to which the withholding obligation arises;

(ii)         by the deduction of such amount from other compensation payable to Holder;

(iii)        with respect to any withholding taxes arising in connection with the exercise of the Option, with the consent of the Administrator, by requesting that the Company Group withhold a net number of vested Shares otherwise issuable upon the exercise of the Option having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates in Holder’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;

(iv)        with respect to any withholding taxes arising in connection with the exercise of the Option, with the consent of the Administrator, by tendering to the Company vested Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates in Holder’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;

(v)         with respect to any withholding taxes arising in connection with the exercise of the Option, through the delivery of a notice that Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable to Holder pursuant to the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company Group Member with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the applicable Company Group Member at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(vi)        in any combination of the foregoing.

(b)         With respect to any withholding taxes arising in connection with the Option, in the event Holder fails to provide timely payment of all sums required pursuant to Section 3.4(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Holder to satisfy all or any portion of Holder’s required payment obligation pursuant to Section 3.4(a)(ii) or Section 3.4(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the exercise of the Option to, or to cause any such Shares to be held in book-entry form by, Holder or his or her legal representative unless and until Holder or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Holder resulting from the exercise of the Option or any other taxable event related to the Option.

(c)         In the event any tax withholding obligation arising in connection with the Option will be satisfied under Section 3.4(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Holder’s behalf a whole number of Shares from those Shares then issuable upon the exercise of the Option as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company Group Member with respect to which the withholding obligation arises.  Holder’s acceptance of this Option constitutes Holder’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 3.4(c), including the transactions described in the previous sentence, as applicable.  The Company may refuse to issue any Shares to Holder until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 3.4(c) if such delay will result in a violation of Section 409A.

(d)         Holder is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action any Company Group Member takes with respect to any tax withholding obligations that arise in connection with the Option.  No Company Group Member makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares.  The Company Group does not commit and is under no obligation to structure the Option to reduce or eliminate Holder’s tax liability.

ARTICLE IV.
EXERCISE OF OPTION

Section 4.1          Person Eligible to Exercise.  During the lifetime of Holder, only Holder may exercise the Option or any portion thereof.  After the death of Holder, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by Holder’s personal representative or by any Person empowered to do so under the deceased Holder’s will or under the then Applicable Laws of descent and distribution.

Section 4.2          Partial Exercise.  Subject to Section 6.2, any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof.

Section 4.3          Manner of Exercise.  The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other Person designated by the Company), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof.

(a)          An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;

(b)          The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, in such form of consideration permitted under Section 4.4 that is acceptable to the Administrator;

(c)          The payment of any applicable withholding tax in accordance with Section 3.4;

(d)          Any other written representations or documents as may be required in the Administrator’s sole discretion to effect compliance with Applicable Law; and

(e)          In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any Person or Persons other than Holder, appropriate proof of the right of such Person or Persons to exercise the Option.

Notwithstanding any of the foregoing, the Administrator shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

Section 4.4           Method of Payment.  Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of Holder:

(a)          Cash or check;

(b)         With the consent of the Administrator, surrender of vested Shares (including, without limitation, Shares otherwise issuable upon exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the Option or exercised portion thereof;

(c)         Through the delivery of a notice that Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Exercise Price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(d)          Any other form of legal consideration acceptable to the Administrator.

Section 4.5          Conditions to Issuance of Shares.  The Company shall not be required to issue or deliver any certificate or certificates for any shares of Common Stock purchased upon the exercise of the Option or portion thereof or to cause any shares of Common Stock to be held in book-entry form prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable, (d) the receipt by the Company of full payment for such Shares, which may be in one or more of the forms of consideration permitted under Section 4.4, and (e) the receipt of full payment of any applicable withholding tax in accordance with Section 4.4 by the Company Group Member with respect to which the applicable withholding obligation arises.

Section 4.6          Rights as Stockholder.  Neither Holder nor any Person claiming under or through Holder will have any of the rights or privileges of a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Holder (including through electronic delivery to a brokerage account).  No adjustment will be made for a dividend or other right for which the record date is prior to the date of such issuance, recordation and delivery, except as provided in Section 12.2 of the Plan.  Except as otherwise provided herein, after such issuance, recordation and delivery, Holder will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

ARTICLE V.
OTHER PROVISIONS

Section 5.1          Administration.  The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement, and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement, as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Holder, the Company and all other interested Persons.  To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.

Section 5.2           Whole Shares.  The Option may only be exercised for whole Shares.

Section 5.3           Option Not Transferable.  Subject to Section 4.1 hereof, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed.  Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, if the Option is a Non-Qualified Stock Option, it may be transferred to Permitted Transferees pursuant to any conditions and procedures the Administrator may require.

Section 5.4           Adjustments.  The Administrator may accelerate the vesting of all or a portion of the Option in such circumstances as it, in its sole discretion, may determine.  Holder acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan.

Section 5.5           Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Holder shall be addressed to Holder at Holder’s last address reflected on the Company’s records.  By a notice given pursuant to this Section 6.5, either party may hereafter designate a different address for notices to be given to that party.  Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 5.6           Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 5.7           Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.8         Conformity to Securities Laws.  Holder acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Law, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to Applicable Law.  To the extent permitted by Applicable Law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.

Section 5.9          Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of Holder.

Section 5.10         Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in Section 5.3 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

Section 5.11         Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if Holder is subject to Section 16 of the Exchange Act, the Plan, the Option, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

Section 5.12         Not a Contract of Employment.  Nothing in this Agreement or in the Plan shall confer upon Holder any right to continue to serve as an employee or other service provider of any Company Group Member or shall interfere with or restrict in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the services of Holder at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between a Company Group Member and Holder.

Section 5.13        Entire Agreement.  The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Holder with respect to the subject matter hereof, including in any relevant employment or similar agreement or offer letter between Holder and a Company Group Member or any exhibit thereto.

Section 5.14         Section 409A.  This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A.  However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Option (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Holder or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Option either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

Section 5.15        Agreement Severable.  In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

Section 5.16         Limitation on Holder’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  Holder shall have only the right to receive Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

Section 5.17         Counterparts.  The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

Section 5.18        Broker-Assisted Sales.  In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 3.4(a)(v) or Section 3.4(c) or the payment of the Exercise Price as provided in Section 4.4(c): (a) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation or exercise of the Option, as applicable, occurs or arises, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Holders in the Plan in which all Holders receive an average price; (c) Holder will be responsible for all broker’s fees and other costs of sale, and Holder agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable tax withholding obligation or Exercise Price, the Company agrees to pay such excess in cash to Holder as soon as reasonably practicable; (e) Holder acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation or Exercise Price; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Holder agrees to pay immediately upon demand to the Company Group Member with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the applicable Company Group Member’s withholding obligation.

Section 5.19        Incentive Stock Options.  Holder acknowledges that to the extent the aggregate Fair Market Value of Shares (determined as of the time the option with respect to the Shares is granted) with respect to which Incentive Stock Options, including this Option (if applicable), are exercisable for the first time by Holder during any calendar year exceeds $100,000 or if for any other reason such Incentive Stock Options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such Incentive Stock Options shall be treated as Non-Qualified Stock Options.  Holder further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder.  Holder also acknowledges that an Incentive Stock Option exercised more than three (3) months after Holder’s Termination of Service, other than by reason of death or disability, will be taxed as a Non-Qualified Stock Option.

Section 5.20         Notification of Disposition.  If this Option is designated as an Incentive Stock Option, Holder shall give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two (2) years from the Grant Date or (b) within one (1) year after the transfer of such Shares to Holder.  Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Holder in such disposition or other transfer.